                                                                  (No. 33-62581)
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                        Pre-effective Amendment No. 1

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                          FIRST MIDWEST BANCORP, INC.
             (Exact name of registrant as specified in its charter)
                                      6022
            (Primary Standard Industrial Classification Code Number)

            DELAWARE                                           36-3161078
  (State or other jurisdiction                              (I.R.S. Employer
of incorporation or organization)                          Identification No.)

   300 PARK BOULEVARD, SUITE 405, ITASCA, ILLINOIS 60143-0459, (708) 875-7450
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              DONALD J. SWISTOWICZ
                            EXECUTIVE VICE PRESIDENT
                          FIRST MIDWEST BANCORP, INC.
           300 PARK BOULEVARD, SUITE 405, ITASCA, ILLINOIS 60143-0459
                                 (708) 875-7450
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                    Copy to:
                              TIMOTHY M. SULLIVAN
                              HINSHAW & CULBERTSON
                            222 NORTH LASALLE STREET
                                   SUITE 300
                         CHICAGO, ILLINOIS  60601-1081
                                 (312) 704-3000

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: Upon consummation of the Merger as described in the Registration Statement.

      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

==============================================================================================
                                                    PROPOSED        PROPOSED
                                       AMOUNT       MAXIMUM          MAXIMUM       AMOUNT OF
      TITLE OF EACH CLASS OF           TO BE     OFFERING PRICE     AGGREGATE     REGISTRATION
    SECURITIES TO BE REGISTERED      REGISTERED    PER SHARE*    OFFERING PRICE*      FEE
----------------------------------------------------------------------------------------------
Common Stock; No Par Value.........   1,439,341      $27.07        $38,964,634      $13,436
Preferred Share Purchase Rights**..       -             -               -              -
==============================================================================================

    * Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) based upon the average of the bid and asked price of CF Bancorp, Inc. Common Stock on September 5, 1995.

   ** The registrant is also registering Preferred Share Purchase Rights which are evidenced by the Certificates for the Common Stock being registered in a ratio of one Preferred Share Purchase Right for each share of Common Stock.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                              MEETING INFORMATION

GENERAL

     This Proxy Statement of CF and Prospectus of First Midwest is being furnished to the Stockholders of CF in connection with the solicitation by the Board of Directors of CF of proxies to be voted at the Special Meeting of holders of CF Common Stock to be held on November 20, 1995, and any adjournment thereof. The purpose of the Special Meeting and of the solicitation is to obtain approval of the holders of CF Common Stock of the Agreement and Plan of Merger, the Charter Amendment and the transaction of such other business as may properly come before the meeting or any adjournments thereof. Each copy of this Proxy Statement/Prospectus mailed to holders of CF Common Stock is accompanied by a form of proxy for use at the Special Meeting.

DATE, PLACE AND TIME

     The Special Meeting will be held at the main offices of Citizens Federal, 101 West Third Street, Davenport, Iowa, on November 20, 1995, at 2:00 p.m. (local time).

RECORD DATE

     The close of business on October 4, 1995 has been fixed by the Board of Directors of CF as the Record Date for the determination of Stockholders entitled to notice of, and to vote at, the Special Meeting. On that date there were outstanding and entitled to vote 916,496 shares of CF Common Stock, of which 188,136 shares (20.53%), exclusive of options, were held by directors and executive officers of CF. First Midwest's directors and executive officers do not own any shares of CF Common Stock. Each outstanding share of CF Common Stock entitles the record holder thereof to one vote on all matters to be acted upon at the Special Meeting.

REQUIRED VOTE - THE MERGER

     The DGCL requires that the Agreement and Plan of Merger be approved by the affirmative vote of the holders of a simple majority outstanding shares of CF Common Stock.

THE CHARTER AMENDMENT

     Under the Agreement and Plan of Merger, adoption of the Charter Amendment is a condition precedent to First Midwest's obligations to consummate the Merger. The Charter Amendment will repeal a special charter provision, which prohibits any stockholder who beneficially owns (as defined in Rule 13d-3 of the Exchange Act) more than 10% of the outstanding shares of CF's Common Stock from voting any shares of such Common Stock held in excess of 10% of the outstanding shares of CF's Common Stock. This special charter provision is primarily intended to dissuade third parties from attempting to acquire control of, or a substantial equity interest in, CF, without the approval of CF's Stockholders.

     The affirmative vote of the holders of at least 80% of the voting power of the shares of CF's outstanding Common Stock entitled to vote on the Charter Amendment (after giving effect to the special charter provision) is required to approve and adopt the Charter Amendment. First Midwest and CF have agreed that in the event the Stockholders of CF do not approve the Charter Amendment they will waive this approval as a condition precedent to the consummation of the Merger. Since the Charter Amendment is being proposed only in connection with the Agreement and Plan of Merger and the Stockholders would lose the benefits of the special charter provision if the Merger is not consummated, the Board of Directors believes it is in the best interests of CF and its Stockholders to abandon the Charter Amendment, in accordance with the DGCL, if the Merger is not consummated. Therefore, if the Charter Amendment is approved but the Merger is not consummated, the Board of Directors intends to abandon the Charter Amendment and not repeal the Special Charter Provisions.

                                                                      APPENDIX B

                                                              500 NORTH BROADWAY
                                                       ST. LOUIS, MISSOURI 63102
                                                                    314-342-2000
    Stifel, Nicolaus
-----------------------------------
    & COMPANY, INCORPORATED

      October 2, 1995

      Board of Directors
      CF Bancorp, Inc.
      101 West Third Street
      Davenport, IA 52801

      Members of the Board:

        We understand that CF Bancorp, Inc. ("CFBC") entered into an Agreement and Plan of Merger (the "Agreement") by and between First Midwest Bancorp, Inc. ("FMBI") executed May 31, 1995. As is set forth in the Agreement each outstanding share of common stock of FMBI will be exchanged for
      1.4545 common shares of FMBI ("Merger Consideration"). In connection therewith, you have requested our opinion as to the fairness of the Merger Consideration, from a financial point of view, to the shareholders of CFBC.

        Stifel, Nicolaus & Company, Incorporated is an investment banking and securities firm with membership on all principal U.S. securities exchanges. As part of our investment banking services, we are regularly engaged in the independent valuation of securities in connection with negotiated underwritings, private placements, merger and acquisition transactions and recapitalizations.

        During the course of our engagement, we reviewed and analyzed material bearing upon the financial and operating condition of CFBC and FMBI and material prepared in connection with the proposed transaction, including among other things, the following: the Agreement; certain publicly available information concerning CFBC and FMBI, including financial statements and Consolidated Reports of Condition and Income for each of the six years ended December 31, 1994, and for the six months ended
      June 30, 1995, for FMBI and each of the seven years ended June 30, 1995, for CFBC; the nature and terms of recent sale and merger transactions involving banks, thrifts and holding companies for such institutions that we consider relevant; historical and current market data for CFBC and FMBI common stock, and financial and other information provided to us by management of CFBC and FMBI. In addition, we have conducted meetings with members of the senior management of CFBC and FMBI. We evaluated the pro forma ownership of FMBI common stock by CFBC stockholders, relative to the pro forma contribution of CFBC's assets, liabilities, equity and earnings to the pro forma combined entity. We also took into account our experience in other transactions, as well as our knowledge of the banking and thrift industry and our general experience in securities valuations.



                    Over a Century of Knowledge and Service
--------------------------------------------------------------------------------
  MEMBER SIPC AND MEMBERS, NEW YORK STOCK EXCHANGE, INC., CHICAGO AND AMERICAN
                                STOCK EXCHANGES

    In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations provided to us by CFBC and FMBI. With respect to the financial forecasts of CFBC provided to us by CFBC's management, we assumed for purposes of our opinion that they were reasonably prepared on bases reflecting the best available estimates and judgments of CFBC's management at the time of preparation as to the future financial performance of CFBC and that they provided a reasonable basis upon which we could form our opinion. We also assumed that there were no material changes in CFBC's or FMBI's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to us. We relied on advice of counsel to CFBC as to all legal matters with respect to CFBC, the Merger, the Merger Agreement and the transactions and other matters contained or contemplated therein. In addition, we did not make or obtain an independent evaluation, appraisal or physical inspection of the assets, individual properties or liabilities of CFBC or FMBI, nor were we furnished with any such appraisal. Further, our opinion is based on economic, monetary, market and other conditions existing as of the date hereof. No opinion is expressed as to the prices at which any securities of CFBC or FMBI, including the CFBC Common Stock or FMBI Common Stock, might trade in the future.

    Based on the foregoing and our experience as investment bankers, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the stockholders of CFBC, as described in the Agreement, is fair to the stockholders of CFBC from a financial point of view.

  Sincerely,



  STIFEL, NICOLAUS & COMPANY, INCORPORATED

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, First Midwest has duly caused this Pre-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Itasca, State of Illinois, this 4th day of October, 1995.

                                   FIRST MIDWEST BANCORP, INC.



                                   By:       ROBERT P. O'MEARA
                                        -------------------------------
                                        Robert P. O'Meara
                                        President and Chief Executive Officer



    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on October 4, 1995 by the following persons in their capacities indicated.

         Signature                                   Capacity
----------------------------        ------------------------------------------


 CLARENCE D. OBERWORTMANN *         Chairman of the Board of Directors
----------------------------
  Clarence D. Oberwortmann


     ANDREW B. BARBER *             Vice Chairman of the Board of Directors
----------------------------
      Andrew B. Barber


    ROBERT P. O'MEARA *             President, Principal Executive Officer and
----------------------------        Director
     Robert P. O'Meara


     JOHN M. O'MEARA *              Executive Vice President, Principal
----------------------------        Operating Officer and Director
      John M. O'Meara


    DONALD J. SWISTOWICZ            Executive Vice President, Principal
----------------------------        Financial and Accounting Officer
    Donald J. Swistowicz


    BRUCE S. CHELBERG *             Director
----------------------------
     Bruce S. Chelberg

            Signature                                     Capacity
----------------------------------           ----------------------------------

        O. RALPH EDWARDS *                   Director
----------------------------------
         O. Ralph Edwards


       JOSEPH W. ENGLAND *                   Director
----------------------------------
        Joseph W. England


        THOMAS M. GARVIN *                   Director
----------------------------------
         Thomas M. Garvin


        ALAN M. HALLENE *                    Director
----------------------------------
         Alan M. Hallene


  SISTER NORMA JANSSEN, O.S.F. *             Director
----------------------------------
   Sister Norma Janssen, O.S.F.


        ROBERT E. JOYCE *                    Director
----------------------------------
         Robert E. Joyce


       FRANK J. TURK, SR. *                  Director
----------------------------------
        Frank J. Turk, Sr.


     J. STEPHEN VANDERWOUDE *                Director
----------------------------------
      J. Stephen Vanderwoude


* By Donald J. Swistowicz, Attorney-in-Fact

                                 EXHIBIT INDEX

                                                                                         Footnote
   Number                                                                                Reference
-----------                                                                              ---------

    2.1      Agreement and Plan of Merger - filed herewith as Appendix A                     *

    2.2      Stock Option Agreement - filed herewith as Appendix E                           *

    3        Restated Certificate of Incorporation - incorporated herein by reference        *

    3.1      Restated Bylaws of First Midwest - incorporated herein by reference             *

    4        Rights Agreement - incorporated herein by reference                             *

    4.1      Certificate of Amendment of Certificate of Designation of Series A Preferred    *
             Stock - incorporated herein by reference

    5        Opinion of Hinshaw & Culbertson regarding legality                              *

    8        Opinion of Hinshaw & Culbertson regarding certain tax matters                   **

   23.1      Consent of KPMG Peat Marwick LLP                                                *

   23.2      Consent of McGladrey & Pullen, LLP                                              *

   23.3      Consent of Hinshaw & Culbertson (included in Exhibits 5 and 8)                  **

   23.4      Consent of Stifel, Nicolaus & Company, Incorporated                             **

   24        Power of Attorney (contained on the Signature page)                             *

   99.1      Form of Letter to Stockholders of CF                                            **

   99.2      Form of Notice of Special Meeting of Stockholders of CF                         *

   99.3      Form of Proxy to be delivered to Stockholders of CF                             *

  Footnote Reference
  ------------------

             * Filed with Form S-4 on September 11, 1995; no change to Exhibit to be filed as part of the pre-effective amendment to the Form S-4.

             ** Filed herewith as part of the pre-effective amendment to the Form S-4.